Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 28, 2012, relating to the consolidated statements of operations and comprehensive income (loss), stockholders’ equity and cash flows of Annaly Capital Management, Inc. and Subsidiaries for the year ended December 31, 2011, appearing in the Annual Report on Form 10-K of Annaly Capital Management, Inc. for the year ended December 31, 2013 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

December 8, 2014